                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3)*

                               THE BUCKLE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 118440 10 6
                ---------------------------------------------
                                (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                              Page 1 of 3 Pages



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----------------------                              --------------------------
CUSIP No. 118440 10 6                 13G             Page  2   of  3  Pages
----------------------                              --------------------------

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Daniel J. Hirschfeld
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      9,210,200
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      9,210,200
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,210,200
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        64.55%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                              Page 3 of 3 Pages

                                 SCHEDULE 13G

Item 1(a)    Name of Issuer: The Buckle, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(a)    Name of Person Filing: Daniel J. Hirschfeld

Item 2(b)    Address of Principal Business Office, or if none, Residence:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(c)    Citizenship: United States

Item 2(d)    Title of Class of Securities: Common Stock

Item 2(e)    CUSIP Number: 118440 10 6

Item 3       Not applicable

Item 4       Ownership

             (a)  Amount Beneficially Owned: 9,210,200
             (b)  Percent of Class: 64.55%
             (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote: 9,210,200
                  (ii)   shared power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition of: 9,210,200
                  (iv) shared power to dispose or to direct the disposition of: 0

Item 5            Ownership of Five Percent or Less of a Class: Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person: Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company: Not Applicable.

Item 8            Identification and Classification of Members of the Group:
                  Not Applicable.

Item 9            Notice of Dissolution of Group: Not Applicable.

Item 10           Certification. This statement is not filed pursuant to Rule
                  13d-1(b).

             SIGNATURE

             After reasonable inquiry as to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



-----------------------------                ---------------------------------
Date                                             Daniel J. Hirschfeld